Exhibit 99.1

                                  PRESS RELEASE

         GLOBAL NUTECH, INC. JOINT VENTURE TO EXPAND PRODUCTION CAPACITY

Huntington Beach, CA - Marketwire- 12/16/10 - Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) announced today that it is working with its Joint Venture partner, Agrigenic Foods Company, to expand production capacity for the lines of dietary supplements manufactured by Agrigenic Foods and sold and distributed by the Joint Venture.

E. G. Marchi, President of Global NuTech, Inc., stated, "Some of the machinery used in production of the Biotec Foods(R), Biomed Foods(R) and Biovet International(R) lines is presently being reconfigured to allow for greater production efficiency. We expect to have the rebuilt equipment in place shortly. While this will provide us with some increased production capacity now, our next goal is to build a completely new production line capable of giving us a 10 times or more growth in production. With the ever-increasing sales we now see, our goal is have such facilities in place by the end of the 1st quarter of 2011."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including the ACT Clean Technologies, Inc. lines of environmentally-safe cleaning products for home and industrial purposes and the Agrigenic Food Company's Biotec Foods(R) (www.biotecfoods.com), Biomed Foods(R) (www.biomedfoods.com) and Biovet International(R) (www.biovet.net) lines of dietary and nutritional supplements.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with cleaning fluid and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: E. G. Marchi (714) 373-1930